Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202
Noonan Russo
Diane Perry
212-845-4239
FOR IMMEDIATE RELEASE
Barrier Therapeutics Receives FDA Approval of Xolegel™ Gel
For the Treatment of Seborrheic Dermatitis
Company’s Second Product Approved by FDA This Year
Princeton, NJ, July 28, 2006—Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that the U.S. Food and Drug Administration (FDA) has approved Xolegel™ (ketoconazole, USP) Gel, 2% for the topical treatment of seborrheic dermatitis in immunocompetent adults and children twelve years of age and older. Xolegel, previously referred to by the Company as Sebazole, is a topical formulation of 2.0% ketoconazole, an antifungal agent, in a waterless gel for once-daily application. Seborrheic dermatitis is a common skin inflammation characterized by a red, scaly, itchy rash primarily occurring on the face, scalp, hairline, eyebrows and trunk. The condition often recurs, requiring re-treatment over time. Xolegel is the first prescription gel formulation of ketoconazole approved in the U.S.
Xolegel is Barrier’s second product approved by the FDA this year and will be the Company’s third marketed product in the U.S. In February, Barrier received approval for Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment for the treatment of diaper dermatitis complicated by documented candidiasis (DDCC) in infants four weeks and older.
“The approval of Xolegel is an important milestone for Barrier and positions us for our third U.S. product launch since the middle of last year,” commented Geert Cauwenbergh, Ph.D., Barrier’s Chief Executive Officer. “We expect to see significant revenue growth over the next two to three years from our current portfolio of approved products while we continue to advance the development of our important pipeline of clinical product candidates.”
Seborrheic dermatitis affects approximately 3% to 5% of the U.S. population. Until the approval of Xolegel, current prescription therapies have consisted primarily of shampoos, topical antifungal creams including ketoconazole creams, and topical steroids. These treatments typically require two or more applications per day over periods of up to four weeks to be effective. With its unique gel formulation, Xolegel provides patients with a dosing regimen of a once daily application for two weeks, requiring approximately 75% fewer applications compared to some traditional therapies. Xolegel has been shown to be effective with minimal skin irritation and is steroid-free.
“There are approximately 8.5 million people in the U.S. that suffer with seborrheic dermatitis and having this new convenient treatment option available to manage the symptoms associated with the disease should be of significant benefit for both physicians and patients,” stated Al Altomari, Barrier’s Chief Operating Officer. “We anticipate launching Xolegel during the fourth quarter of this year, further leveraging our 60 person sales force who will detail the product to both dermatologists and pediatricians.”
For more information about Barrier Therapeutics or products mentioned, visit the company web site at www.barriertherapeutics.com.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. In addition to Xolegel™, the Company currently markets two pharmaceutical products in the United States, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of onychomycosis, psoriasis, acne, and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. For more information, please visit the Company’s web site at http://www.barriertherapeutics.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s potential to increase revenues, the potential benefit of Xolegel to patients and physicians and the timing of the commercial launch for Xolegel. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarter Report on Form 10-Q for the quarterly period ended March 31, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.